Exhibit 99.1

Aceto Corporation One Hollow Lane Lake Success, New York 11042-1215

NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO CORPORATION ANNOUNCES FISCAL 2008 SECOND QUARTER RESULTS OF OPERATIONS

Announces Declaration of a $0.05 Per Common Share Special Dividend

LAKE SUCCESS, NY – February 8, 2008 – Aceto Corporation (NASDAQ:ACET), a global leader in the sourcing, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products, today announced results of operations for its fiscal second quarter and six months ended December 31, 2007.

Net sales for the second quarter were $77.1 million, an increase of 1.9% from $75.7 million in the year ago quarter.  Gross profit stayed relatively flat at $12.5 million in the 2008 fiscal quarter compared to $12.6 million in the 2007 comparable quarter. Selling, general and administrative expenses increased 7.5% to $10.6 million from $9.8 million in the fiscal 2007 quarter. Operating income decreased 36.8% to $1.7 million compared to $2.7 million in the 2007 comparable quarter.  Net income decreased 47.9% to $0.9 million, or $0.04 per diluted share, down from $1.7 million or $0.07 per diluted share in the 2007 quarter.

Net sales for the six months ended December 31, 2007 were $156.6 million, a 4.1% increase from $150.4 million for the fiscal 2007 comparable period. Gross profit for the first half of fiscal 2008 was $27.0 million, an increase of 7.6% from $25.1 million in fiscal 2007. Net income was $2.2 million, or $0.09 per diluted share for the first half of fiscal 2008, compared to $4.2 million, or $0.17 per diluted share in the first six months of fiscal 2007.

Leonard S. Schwartz, Chairman, CEO, and President of Aceto, stated, “We are disappointed with the operating results that we have reported today.  Our results for the second quarter were negatively impacted by two major factors.  The first of these was a significant decline in sales in our Crop Protection segment of 48.5% of which we believe a significant portion will be recovered in the second half of fiscal 2008. The other factor impacting our results is a 7.5% increase in SG&A expenses during the quarter, substantially due to increased legal expenses relating to the anti-trust case that Aceto has previously commenced against the owner of certain licensed technology used by one of Aceto’s crop protection products.”

“Looking at our other business segments, during the second quarter sales in our Health Sciences segment grew 8.7% from the 2007 comparable quarter, largely the result of an increase in sales of pharmaceutical intermediates, as well as increased sales from our foreign operations, specifically Germany.  Our Chemicals & Colorants sales increased 4.6%, primarily the result of an increase in sales of pigment intermediates and other intermediates, and an increase in sales for chemicals used in aroma products, which were partially offset by a decline in sales of agricultural intermediates.”

Updating the status of Aceto’s current Strategic Initiatives, Mr. Schwartz commented:

•
Entering the Japanese pharmaceutical market – We are pleased to announce that we have received and executed our first trial order for a pharmaceutical intermediate to a Japanese pharmaceutical manufacturer.  We are very encouraged by this and are focusing more on Japan to take advantage of what we see as a significant marketing opportunity.

•
Companion animal vaccines - Our initiative to provide vaccines for companion animals continues to move forward.  The animal challenge retesting will be completed shortly, we have selected a firm to administer the requisite field safety test and they are now in the process of preparing to begin that testing.  As I have said before, please be reminded that this is a regulatory review and while we are doing everything that we can to expedite the process, there can be no assurance given as to when the approval process will be 100% completed.  However, we are not anticipating a USDA approval, or the sale of any companion animal vaccines in fiscal 2008

•	Finished dosage form generic drugs - We have increased our efforts to enhance our pipeline of products for finished dosage form generic drugs which we can source.

•
Globalization of our nutraceutical business – We continue to emphasize the globalization of our nutraceutical business.  While the US market for nutraceuticals is growing, we believe that the European market has greater growth potential as a result of changing European attitudes towards nutritional supplements.

Mr. Schwartz concluded, “We ended the second quarter of fiscal 2008 with working capital of $118.6 million, no long-term bank debt and shareholders’ equity of $129.2 million.  We believe this level of working capital provides us with the financial strength to continue to move our strategic initiatives forward. We remain optimistic about the Company’s long-term business prospects, with our core businesses serving as a solid foundation for future growth.  In terms of financial guidance, we expect to earn approximately $0.06 per diluted share in the third quarter of fiscal 2008, compared to $0.07 in the third quarter of fiscal 2007.”

“With respect to the issue of providing quarterly guidance, the Company has made a decision that beginning in the first quarter of fiscal 2009 we will no longer be providing earnings guidance.  The reason behind our decision is the fact that as a public company, our primary objective is to manage the Company with our objective of continually increasing long-term shareholder value.  We don’t want to become distracted into managing the Company to meet, or exceed, these short-term quarterly guidance targets, which could possibly lead to decisions that would benefit the Company in the short-term at the expense of the long-term enhancement of shareholder value.  In our quarterly releases, we will continue to provide updates on the various business segments as well as the Strategic Initiatives that we are currently working on.  We believe that this is the best course of action for Aceto to take."

DIVIDEND

Aceto also announced that its Board of Directors declared a special dividend of $0.05 per common share which will be distributed on March 7, 2008 to shareholders of record as of February 22, 2008.

Mr. Schwartz stated, “As we look at our core businesses and the progress that we have made with our various strategic initiatives, we remain very optimistic about the future of Aceto Corporation. Our declaration of a special dividend which we have announced today reflects the Board’s continued confidence in the Company’s prospects, our strong cash position, as well as its clear understanding that the shareholders own our Company and are entitled to a return on their investment.”

CONFERENCE CALL

Leonard S. Schwartz, Chairman, CEO, and President, and Douglas Roth, CFO, will conduct a conference call at 10:00 a.m. ET on Friday, February 8, 2008. Interested parties may participate in the call by dialing 888-787-0577 (706-679-3204 for international callers) – please call in 10 minutes before the call is scheduled to begin, and ask for the Aceto call (conference ID # 32422528).  The conference call will also be webcast live via the Investor Relations section of the Company’s website, www.aceto.com.  To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  The conference call will be archived on the Company’s website, and a recorded phone replay will also be available from 1:00 p.m. ET on Friday, February 8, 2008 until 5:00 p.m. ET on Monday, February 11, 2008.  Dial 800-642-1687 (706-645-9291 for international callers) and enter the code 32422528 for the phone replay.

ABOUT ACETO

Aceto Corporation, incorporated in 1947, is a global leader in the sourcing, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products.  With a physical presence in ten countries, Aceto distributes over 1,000 chemicals and pharmaceuticals used principally as raw materials in the pharmaceutical, crop protection, surface coating/ink and general chemical consuming industries. Aceto’s global operations, including a staff of 26 in Shanghai and 12 in India are unique in the industry and enable its worldwide sourcing and regulatory capabilities. (ACET-F)

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections of management. Aceto intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements. The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives, including selling finished dosage form generic drugs, providing vaccines for companion animals, entering into the Japanese pharmaceutical market, selling another crop protection product beginning with the 2009 growing season, or perhaps sooner, and the globalization of our nutraceutical business, our level of working capital, results for the third quarter of fiscal year 2008, and prospects for long-term growth.  All forward-looking statements in this press release are made as of the date of this press release, and Aceto assumes no obligation to update these forward-looking statements whether as a result of new information, future events or otherwise, other than as required by law.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. These uncertainties include, but are not limited to, the mix of products sold and the profit margins thereon, order cancellation or a reduction in orders from customers, competitive product offerings and pricing actions, the availability and pricing of key raw materials, dependence on key members of management, risk of entering into new European markets, continued successful integration of acquisitions, economic and political conditions in the United States and abroad, as well as other risks detailed in the Company's SEC reports, including the Company's Form 10-K and other filings. Copies of these filings are available at www.sec.gov.

For information contact:

Theodore Ayvas
Director of Corporate Communications
 & Investor Relations
Aceto Corporation
(516) 627-6000
www.aceto.com

Aceto Corporation
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$77,105	$75,686	$156,633	$150,411
Cost of sales	64,626	63,124	129,591	125,288
Gross profit	12,479	12,562	27,042	25,123
Gross profit %	16.18%	16.60%	17.26%	16.70%

Selling, general and
administrative expenses	10,578	9,840	21,364	18,995
Research and development expenses	181	-	353	6
Operating income	1,720	2,722	5,325	6,122

Other income (expense), net of
interest expense	(357)	(100)	(45)	175

Income before income taxes	1,363	2,622	5,280	6,297
Provision for income taxes	455	878	3,078	2,091
Net income	$908	$1,744	$2,202	$4,206

Net income per common share	$0.04	$0.07	$0.09	$0.17

Diluted net income per common share	$0.04	$0.07	$0.09	$0.17

Weighted average shares outstanding:
Basic	24,346	24,293	24,341	24,288
Diluted	24,817	24,670	24,834	24,625

Aceto Corporation
Consolidated Balance Sheet
(in thousands, except per-share amounts)

	Dec 31, 2007	June 30, 2007

	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$39,030	$32,320
Investments	3,125	3,036
Trade receivables: less allowances for doubtful
accounts: Dec. 31, 2007 $415; and June 30, 2007 $491	57,611	58,206
Other receivables	4,292	3,123
Inventory	65,536	60,679
Prepaid expenses and other current assets	1,237	1,128
Deferred income tax benefit, net	2,681	2,541

Total current assets	173,512	161,033

Long-term notes receivable	399	449
Property and equipment, net	4,473	4,406
Property held for sale	5,268	5,268
Goodwill	1,910	1,820
Intangible assets, net	5,614	5,817
Deferred income tax benefit, net	4,387	5,958
Other assets	4,114	3,727

Total Assets	$199,677	$188,478

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$34,638	$32,539
Short term bank loans	-	25
Note payable - related party	500	500
Accrued expenses	18,875	14,154
Deferred income tax liability	885	885
Total current liabilities	54,898	48,103

Long-term liabilities	6,797	6,684
Environmental remediation liability	5,816	5,816
Deferred income tax liability	2,654	2,746
Minority interest	327	302
Total liabilities	70,492	63,651

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value:
(40,000 shares authorized; 25,644 shares issued;
24,432 and 24,330 shares outstanding at
Dec. 31, 2007 and June 30, 2007, respectively)	256	256
Capital in excess of par value	56,371	56,854
Retained earnings	74,178	74,419
Treasury stock, at cost:
(1,212 and 1,314 shares at Dec. 31, 2007 and
June 30 2007, respectively)	(11,710)	(12,693)
Accumulated other comprehensive income	10,090	5,991
Total shareholders' equity	129,185	124,827

Total liabilities and shareholders' equity	$199,677	$188,478